Exhibit 10.1

THIRD AMENDMENT
TO
NUTANIX, INC. SECOND AMENDED AND RESTATED OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved March 24, 2026

The Nutanix, Inc. Second Amended and Restated Outside Director Compensation Policy, effective June 16, 2021 and as amended by the First Amendment effective March 30, 2022 and the Second Amendment effective September 26, 2022 (the “Policy”), is hereby amended as follows:

1. Section 3 of the Policy is hereby amended and restated in its entirety to read as follows:

“3.TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses in connection with attendance at meetings of the Board and its committees or other Company functions will be reimbursed by the Company.”

2. Except as expressly amended hereby, the Policy is hereby ratified and confirmed in all other respects and remains in full force and effect.

3. This Third Amendment is effective as of March 24, 2026.